EXHIBIT 12

                           COCA-COLA ENTERPRISES INC.

        EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                           (In millions except ratios)


                                                                Quarter Ended
                                                             -------------------
                                                             April 2,  March 28,
                                                               2004      2003
                                                             --------- ---------
Computation of Earnings:
   Income from continuing operations before income taxes         $149       $42
     Add:
      Interest Expense                                            154       137
      Amortization of capitalized interest                          1         1
      Amortization of debt premium/discount and expenses            3         4
      Interest portion of rent expense                             13         9
                                                             --------- ---------
Earnings as Adjusted                                             $320      $193
                                                             ========= =========

Computation of Fixed Charges:
   Interest expense                                              $154      $137
   Capitalized Interest                                             1         -
   Amortization of debt premium/discount and expenses               3         4
   Interest portion of rent expense                                13         9
                                                             --------- ---------
Fixed Charges                                                    $171      $150
Preferred stock dividends                                           -         1
                                                             --------- ---------
Combined Fixed Charges and Preferred Stock Dividends             $171      $151
                                                             ========= =========

Ratio of Earnings to Fixed Charges (a)                           1.87      1.29
                                                             ========= =========

Ratio of Earnings to Combined Fixed Charges and
   Preferred Stock Dividends (a)                                 1.87      1.28
                                                             ========= =========

(a)Ratios were calculated prior to rounding to millions.